Pricing Supplement No. G70
To the Underlying Supplement dated March 23, 2012,
to the Product Supplement No. G-I dated April 9, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 April 20, 2012
Financial Products
$1,558,000
Annual Contingent Coupon CS Notes due April 25, 2016 Linked to the Performance of a Weighted Basket of 10 Commodities and Commodity Futures Contracts
General
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The securities are designed for investors who seek variable annual contingent coupon payments that are linked to the performance of an equally weighted basket of 10 commodities and commodity futures contracts, with the Component Return of each commodity and commodity futures contract on each Valuation Date individually subject to the Fixed Component Percentage and the Component Return Floor. Investors should be willing to forgo any return on their investment beyond the contingent coupon payments on the securities, if any. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing April 25, 2016.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on April 20, 2012 (the “Trade Date”) and are expected to settle on April 26, 2012. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The securities are linked to an equally weighted basket consisting of 10 commodities and commodity futures contracts (each, a “Basket Component”). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Relevant Exchange, Initial Component Level and Component Weighting:

Basket Component	Ticker Symbol	Exchange	Initial Component Level	Component Weighting
Corn	C 1 <Comdty>	CBOT	612.50	1/10
Cotton	CT1 <Comdty>	ICE	90.04	1/10
Sugar #11	SB1 <Comdty>	ICE	21.93	1/10
Soybeans	S 1 <Comdty>	CBOT	1446.75	1/10
RBOB Gasoline	XB1 <Comdty>	NYMEX	314.27	1/10
Nickel	LONIDY <Comdty>	LME	17750.00	1/10
Zinc	LOZSDY <Comdty>	LME	1999.50	1/10
Brent Crude Oil	CO1 <Comdty>	ICE	118.76	1/10
Copper	LOCADY <Comdty>	LME	8120.50	1/10
WTI Crude Oil	CL1 <Comdty>	NYMEX	103.88	1/10
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Contingent Coupon Payment:
On each Contingent Payment Date (including the Maturity Date), you will be entitled to receive a contingent coupon payment in cash that will equal the principal amount of the securities you hold multiplied by the Basket Return, as calculated below.

Basket Return:	The Basket Return on each Valuation Date will be determined as follows:
Final Basket Level – Initial Basket Level Initial Basket Level	; subject to a minimum of zero
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	On any Valuation Date, the Basket Level on such Valuation Date.
Basket Level:	On any Valuation Date, the level of the Basket calculated as follows: 100 × [1 + (the sum of the Component Returns of each Basket Component on such Valuation Date × 1/10)].
Component Return:	The Component Return for each Basket Component on each Valuation Date will be determined as follows:
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If the Final Component Level of such Basket Component on such Valuation Date is greater than or equal to its Initial Component Level, then the Component Return for such Basket Component on such Valuation Date is the Fixed Component Percentage.

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If the Final Component Level of such Basket Component on such Valuation Date is less than its Initial Component Level, the Component Return for such Basket Component on such Valuation Date will be calculated as follows:

Final Component Level – Initial Component Level Initial Component Level	; subject to the Component Return Floor
 (continued on next page)
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$19.50	$980.50
Total	$1,558,000.00	$30,381.00	$1,527,619.00
(1) We or one of our affiliates will pay discounts and commissions of $19.50 per $1,000 principal amount of securities For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,558,000.00	$178.55

Credit Suisse
April 20, 2012

Key Terms (continued from previous page):

Fixed Component Percentage:	For each Basket Component, 10.0%.
Component Return Floor:	For each Basket Component, -20.0%.
Final Component Level:	For each Basket Component, on each Valuation Date, the Closing Price of such Basket Component on such Valuation Date.
Closing Price:	The “Closing Price” of each Basket Component on any trading day or underlying business day will be:

•      For “Corn,” the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for #2 Yellow Corn, quoted by the CBOT (Bloomberg Ticker: “C 1 <Comdty>”), provided that if such date falls within the notice period for delivery of corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT), then the second nearby month futures contract (Bloomberg Ticker: “C 2 <Comdty>”) on such trading day.

•  For “Cotton,” the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for Cotton No. 2, quoted by ICE Futures U.S. (Bloomberg Ticker: “CT1 <Comdty>”), provided that if such date falls within the notice period for delivery of cotton under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of ICE Futures U.S.), then the second nearby month futures contract (Bloomberg Ticker: “CT2 <Comdty>”) on such trading day.

•  For “Sugar #11,” the official U.S. dollar settlement price (expressed in cents per pound) for the first nearby month futures contract for deliverable grade cane sugar, quoted by ICE Futures U.S. (Bloomberg Ticker: “SB1 <Comdty>”).

•  For “Soybeans,” the official U.S. dollar settlement price (expressed in cents per bushel) for the first nearby month futures contract for deliverable grade Soybeans as quoted by the CBOT (Bloomberg Ticker: “S 1 <Comdty>”), provided that if such date falls within the notice period for delivery of Soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CBOT) then the second nearby month futures contract (Bloomberg Ticker: “S 2 <Comdty>”) on such trading day.

•  For “RBOB Gasoline,” The official U.S. dollar cash settlement price (expressed in cents per gallon) of the first nearby non-oxygenated blendstock gasoline futures contract, quoted by NYMEX (Bloomberg Ticker: “XB1 <Comdty”>).

•  For “Nickel,” the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LONIDY <Comdty>”). The official U.S. dollar cash settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

•  For “Zinc,” the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOZSDY<Comdty>”). The official U.S. dollar cash settlement price of Zinc is determined by reference to the LME’s “Special High Grade Zinc Contract.”

•  For “Brent Crude Oil,” The official U.S. dollar cash settlement price (expressed in dollars per barrel) for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1 <Comdty>,” provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of ICE Futures Europe), then the second nearby month futures contract (Bloomberg Ticker: “CO2 <Comdty>”) on such trading day.

•  For “Copper,” the official U.S. dollar cash settlement price (expressed in dollars per metric ton) quoted by the LME (Bloomberg Ticker: “LOCADY <Comdty>”). The official U.S. dollar cash settlement price of Copper is determined by reference to the LME’s “Copper—Grade A Contract.”

•  For “WTI Crude Oil,” the official U.S. dollar cash settlement price (expressed in dollars per barrel) of the first nearby month WTI light sweet crude oil futures contract, quoted by NYMEX (Bloomberg Ticker: “CL1 <Comdty>”).

Valuation Dates:†	April 22, 2013, April 22, 2014, April 22, 2015 and April 20, 2016 (the “Final Valuation Date”).
Contingent Payment Dates:†	April 25, 2013, April 25, 2014, April 27, 2015 and the Maturity Date.
Maturity Date:†	April 25, 2016
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TRE3
† Each scheduled Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component, and each Contingent Payment Date (including the Maturity Date) are subject to postponement if such date is not a business day or if the preceding Valuation Date is postponed, as described in the accompanying product supplement under “Description of the Securities—Market Disruption Events” and under “Market Disruption Events” herein, as applicable.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated March 23, 2012, the product supplement dated April 9, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated March 23, 2012

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001476/dp29445_424b2-comm.htm

•	Product supplement No. G-I dated April 9, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001836/dp29859_424b2-gi.htm

•	Prospectus supplement dated March 23, 2012 and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Amounts Payable on the Securities for one Contingent Payment Date for Each $1,000 Principal Amount

The following examples illustrate hypothetical Contingent Coupon Payments for one Contingent Payment Date for $1,000 principal amount of the securities. The hypothetical amounts payable on the securities set forth below reflect an Initial Basket Level of 100 and the Initial Component Levels, Final Component Levels and the Component Weightings for each Basket Component as set forth in the tables below, a Fixed Component Percentage of 10.0% and a Component Return Floor of -20.0%. The hypothetical Contingent Coupon Payments set forth below are for illustrative purposes only. The actual Contingent Coupon Payments applicable to a purchaser of the securities will be based on the Final Basket Level on each Valuation Date. The numbers appearing in the tables and the examples below have been rounded for ease of analysis.

Example 1:

Basket Component	Initial Component Level	Final Component Level	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Corn	635.00	762.00	20.0%	10.0%	1/10
Cotton	90.00	108.00	20.0%	10.0%	1/10
Sugar #11	22.00	26.40	20.0%	10.0%	1/10
Soybeans	1430.00	1716.00	20.0%	10.0%	1/10
RBOB Gasoline	325.00	390.00	20.0%	10.0%	1/10
Nickel	18010.00	21612.00	20.0%	10.0%	1/10
Zinc	2000.00	2400.00	20.0%	10.0%	1/10
Brent Crude Oil	120.00	144.00	20.0%	10.0%	1/10
Copper	8260.00	9912.00	20.0%	10.0%	1/10
WTI Crude Oil	100.00	120.00	20.0%	10.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (100% × 1/10)]
Final Basket Level	=	100 × 1.10
Final Basket Level	=	110.00

The Contingent Coupon Payment on the Contingent Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (110.00 - 100) / 100 = 10.0%
Contingent Coupon Payment = $1,000 × the Basket Return
Contingent Coupon Payment = $1,000 × 10.0%
Contingent Coupon Payment = $1,000 × 0.10
Contingent Coupon Payment = $100.00

As illustrated above, even though each Basket Component has appreciated by 20.0% from its Initial Component Level to its Final Component Level on the relevant Valuation Date, the Component Return for each Basket Component is limited by the Fixed Component Percentage of 10.0%. Consequently, the Basket Return is equal to 10.0%. In this example, you would be entitled to receive the maximum Contingent Coupon Payment on the applicable Contingent Payment Date of $100.00 per $1,000 principal amount of securities.

Example 2:

Basket Component	Initial Component Level	Final Component Level	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Corn	635.00	666.75	5.0%	10.0%	1/10
Cotton	90.00	94.50	5.0%	10.0%	1/10
Sugar #11	22.00	23.10	5.0%	10.0%	1/10
Soybeans	1430.00	1501.50	5.0%	10.0%	1/10
RBOB Gasoline	325.00	341.25	5.0%	10.0%	1/10
Nickel	18010.00	18910.50	5.0%	10.0%	1/10
Zinc	2000.00	2000.00	0.0%	10.0%	1/10
Brent Crude Oil	120.00	120.00	0.0%	10.0%	1/10
Copper	8260.00	7434.00	−10.0%	−10.0%	1/10
WTI Crude Oil	100.00	90.00	−10.0%	−10.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (60% × 1/10)]
Final Basket Level	=	100 × 1.06
Final Basket Level	=	106.00

The Contingent Coupon Payment on the Contingent Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (106.00 - 100) / 100 = 6.0%
Contingent Coupon Payment = $1,000 × the Basket Return
Contingent Coupon Payment = $1,000 × 6.0%
Contingent Coupon Payment = $1,000 × 0.06
Contingent Coupon Payment = $60.00

As illustrated above, even though 6 of the 10 Basket Components have appreciated by 5% from their Initial Component Level to their Final Component Level and the Final Component Level of 2 of the 10 Basket Components are equal to their Initial Component Level on the relevant Valuation Date, the Component Return for each such Basket Component is equal to the Fixed Component Percentage of 10.0%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -20.0%, since none of such Basket Components depreciated by more than 20.0%. Consequently, the Basket Return is equal to 6.0%. In this example, you would be entitled to receive a Contingent Coupon Payment on the applicable Contingent Payment Date of $60.00 per $1,000 principal amount of securities.

Example 3:

Basket Component	Initial Component Level	Final Component Level	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Corn	635.00	762.00	20.0%	10.0%	1/10
Cotton	90.00	108.00	20.0%	10.0%	1/10
Sugar #11	22.00	26.40	20.0%	10.0%	1/10
Soybeans	1430.00	1716.00	20.0%	10.0%	1/10
RBOB Gasoline	325.00	390.00	20.0%	10.0%	1/10
Nickel	18010.00	16209.00	−10.0%	−10.0%	1/10
Zinc	2000.00	1800.00	−10.0%	−10.0%	1/10
Brent Crude Oil	120.00	108.00	−10.0%	−10.0%	1/10
Copper	8260.00	7434.00	−10.0%	−10.0%	1/10
WTI Crude Oil	100.00	90.00	−10.0%	−10.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (0.0% × 1/10)]
Final Basket Level	=	100 × 1.000
Final Basket Level	=	100.0

The Contingent Coupon Payment on the Contingent Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (100.00 - 100) / 100 = 0%
Contingent Coupon Payment = $1,000 × the Basket Return
Contingent Coupon Payment = $1,000 × 0.0%
Contingent Coupon Payment = $1,000 × 0.00
Contingent Coupon Payment = $0.00

As illustrated above, 5 of the Basket Components have appreciated by 20.0% and 5 have depreciated by 10.0% from their Initial Component Level to their Final Component Level on the relevant Valuation Date. The Component Return for each Basket Component that has appreciated is limited by the Fixed Component Percentage of 10.0%. The Component Return for each Basket Component that has depreciated is not affected by the Component Return Floor of -20.0% since none of such Basket Components depreciated by more than 20.0%. Consequently, the Basket Return is equal to 0.0%, and as a result you would not be entitled to receive any Contingent Coupon Payment on the applicable Contingent Payment Date.

Example 4:

Basket Component	Initial Component Level	Final Component Level	Percentage Change in Level of the Basket Component	Component Return	Component Weighting
Corn	635.00	412.75	−35.0%	−20.0%	1/10
Cotton	90.00	58.50	−35.0%	−20.0%	1/10
Sugar #11	22.00	14.30	−35.0%	−20.0%	1/10
Soybeans	1430.00	929.50	−35.0%	−20.0%	1/10
RBOB Gasoline	325.00	211.25	−35.0%	−20.0%	1/10
Nickel	18010.00	11706.50	−35.0%	−20.0%	1/10
Zinc	2000.00	1300.00	−35.0%	−20.0%	1/10
Brent Crude Oil	120.00	78.00	−35.0%	−20.0%	1/10
Copper	8260.00	5369.00	−35.0%	−20.0%	1/10
WTI Crude Oil	100.00	65.00	−35.0%	−20.0%	1/10

The equation below illustrates how the hypothetical Final Basket Level would be calculated on a Valuation Date.

Final Basket Level	=	100 × [1 + (the sum of the Component Returns of each Basket Component on the relevant Valuation Date × 1/10)]
Final Basket Level	=	100 × [1 + (−200.0% × 1/10)]
Final Basket Level	=	100 × 0.80
Final Basket Level	=	80

The Contingent Coupon Payment on the Contingent Payment Date corresponding to such Valuation Date is calculated as follows:

Basket Return = (80 - 100) / 100 , subject to a minimum of zero
Basket Return = 0.00%
Contingent Coupon Payment = $1,000 × the Basket Return
Contingent Coupon Payment = $1,000 × 0.0%
Contingent Coupon Payment = $1,000 × 0.00
Contingent Coupon Payment = $0.00

As illustrated above, each of the Basket Components has depreciated by 35.0% from its Initial Component Level to its Final Component Level on the relevant Valuation Date. However, each of the Component Returns are subject to the Component Return Floor of -20.0%. Because the Basket Return is subject to a minimum of zero, the Basket Return is equal to 0.0%. Consequently, you would not be entitled to receive any Contingent Coupon Payment on the applicable Contingent Payment Date.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. In addition to the risk considerations set forth below, you should also carefully consider the matters set forth in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES MAY NOT PAY INTEREST — You may receive less during the term of the securities and at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since each Contingent Coupon Payment, if any, is based on the weighted performance of the Basket Components as of the applicable Valuation Date. If the Final Basket Level on any Valuation Date is less than the Initial Basket Level, you will not receive any Contingent Coupon Payment on the corresponding Contingent Payment Date. The return on the securities, if any, may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE FINAL BASKET LEVEL MAY BE BELOW THE INITIAL BASKET LEVEL ON ANY OR ALL OF THE VALUATION DATES AND THE INITIAL BASKET LEVEL IS NOT RESET ON ANY VALUATION DATE — The Initial Basket Level is set to 100 on the Trade Date and will not be reset on any Valuation Date. Therefore, if the Final Basket Level is less than the Initial Basket Level on every Valuation Date, you will not be entitled any Contingent Coupon Payment. Each Contingent Coupon Payment is determined by reference to the Final Basket Level on the applicable Valuation Date and in comparison to the Initial Basket Level.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Basket, the payment of any amount due on the securities, including any applicable Contingent Coupon Payment and payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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CAPPED APPRECIATION POTENTIAL — On each Valuation Date, each Basket Component is individually subject to the Fixed Component Percentage with respect to any positive returns and the Component Return Floor with respect to any negative returns. On each Valuation Date, the Basket Return will equal, subject to a minimum of zero, the combined weighted performance of the Basket Components from the Trade Date to the relevant Valuation Date and thus cannot exceed the Fixed Component Percentage of 10.0%, regardless of the appreciation of the Basket Components, which may be significant. Accordingly, the maximum payment on each Contingent Payment Date will not exceed $100.00 per $1,000 principal amount of securities. Assuming the securities are held to maturity, the maximum amount payable with respect to the securities, including the Redemption Amount, will not exceed $1,400.00 for each $1,000 principal amount of securities.

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CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER —Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the prices of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return for any Valuation Date, a positive Component Return for one or more of the Basket Components may be moderated, or more than offset, by a decline in the price of another Basket Component. In addition, participation in any increase in the price of a Basket Component is limited by the Fixed Component Percentage. There can be no assurance that you will receive a Contingent Coupon Payment on any Contingent Payment Date.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICES OF COMMODITIES GENERALLY — The market prices of the Basket Components can be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but may be subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the prices of the Basket Components, and thus the value of the securities, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in securities linked to a commodity inappropriate as the focus of an investment portfolio.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF CORN — The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF COTTON — The price of cotton is primarily affected by the global demand for and supply of cotton, but is also significantly influenced by speculative actions and by currency exchange rates. In addition, the price of cotton is affected by governmental programs and policies regarding agriculture, including cotton, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect cotton prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Demand for cotton has generally increased with worldwide growth and prosperity.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF SUGAR — Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF SOYBEANS — The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. This includes the use of soybeans for the production of animal feed, vegetable oil, edible soybean oil and biodiesel, all of which may have a major impact on worldwide demand for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as crop yields, natural disasters, pestilence, wars and political and civil upheavals. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of soybeans. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF NICKEL — The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF ZINC — The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments. It is not possible to predict the aggregate effect of all or any combination of these factors.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF BRENT CRUDE, WTI CRUDE AND RBOB GASOLINE — The prices of IPE Brent blend crude oil and WTI crude oil are primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

Furthermore, the level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of Brent crude and WTI crude oil may also influence the supply of non-oxygenated gasoline.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT LINKED TO THE PRICE OF COPPER — The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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OWNING THE SECURITIES IS NOT THE SAME AS DIRECTLY OWNING THE BASKET COMPONENTS OR CERTAIN OTHER COMMODITY-RELATED CONTRACTS — The return on your securities will not reflect the return you would realize if you actually purchased one or more of the Basket Components or exchange-traded or over-the-counter instruments based on one or more of the Basket Components. You will not have any rights that holders of such assets or instruments have.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Component issuers, including extending loans to, or making equity investments in, such Basket Component issuer(s) or providing advisory services to such Basket Component issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Component issuers and these reports may or may not recommend that investors buy or hold the Basket Component(s). As a prospective purchaser of the securities, you should undertake an independent investigation of the Basket Component issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Basket Components;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally and which may affect the prices of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Basket Components, based on the Closing Prices of the Basket Components from January 1, 2007 through April 20, 2012. The Closing Level of Corn on April 20, 2012 was 612.50. The Closing Price of Cotton on April 20, 2012 was 90.04. The Closing Price of Sugar #11 on April 20, 2012 was 21.93. The Closing Price of Soybeans on April 20, 2012 was 1446.75. The Closing Price of RBOB Gasoline on April 20, 2012 was 314.27. The Closing Price of Nickel on April 20, 2012 was 17750. The Closing Price of Zinc on April 20, 2012 was 1999.50. The Closing Price of Brent Crude Oil on April 20, 2012 was 118.76. The Closing Price of Copper on April 20, 2012 was 8120.50. The Closing Price of WTI Crude Oil on April 20, 2012 was 103.88. We obtained the Closing Prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical Closing Prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on each of the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Market Disruption Events

In the event that a market disruption event exists in respect of a Basket Component on a Valuation Date, the corresponding Contingent Payment Date or the Maturity Date, as applicable, will be postponed to the fifth business day following the day on which the Final Component Level for each Basket Component for such Valuation Date has been calculated.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities.  However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below.  Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein.  Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities.  Under this treatment, the capital gain election that would otherwise be applicable to certain foreign currency contracts will not be available.

Alternative Characterizations of the Securities

It is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income to you that is different than that described above.  For example, the IRS could assert that the securities constitute a forward contract.  In such case, gain or loss would be recognized at maturity.  It is also possible the IRS could seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, the IRS could seek to bifurcate your securities into separate components, with each security comprising a debt instrument and an option.  In such case, a holder would recognize interest income on the debt instrument and capital gain or loss upon settlement of the option.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for U.S. federal income tax purposes, and the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations.  Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations.  As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

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the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.  The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities.  We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities.  Accordingly, we have determined that the comparable yield is an annual rate of 0.9089%, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments.  For purposes of this determination—and only for purposes of this determination, which is required for U.S. federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date.  Accordingly, the projected payment schedule is attached as Exhibit A.  For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference.  If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess.  Such positive adjustment will be treated as additional original issue discount in such taxable year.  If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit.  A negative adjustment will:

•	first, reduce the amount of original issue discount required to be accrued in the current year;

•
second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security.  Any gain on a security generally will be treated as ordinary income.  Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities.  Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year.  The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security.  Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  For this purpose, the term “obligation” includes instruments treated as indebtedness for U.S. federal income tax purposes.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, and the IRS does not respect the characterization of the securities as indebtedness for U.S. federal income tax purposes, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $19.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect that delivery of the securities will be made against payment for the securities on April 26, 2012, which will be the fourth business day following the Trade Date for the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on the Trade Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

EXHIBIT A

Credit Suisse, Nassau Branch
U.S. $1,558,000 Annual Contingent Coupon CS Notes Due April 25, 2016 (the “Securities”)
Linked to the Performance of a Weighted Basket of 10 Commodities and Commodity Futures Contracts
Projected Payment Schedule ("Tax Schedule")*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated April 20, 2012 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $1,558,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $1,558,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

30-Jun-12	0.00	2,517.45	1,560,517.45	39.34
31-Dec-12	0.00	7,091.77	1,567,609.22	39.40
30-Jun-13	0.00	7,124.00	1,574,733.22	39.58
31-Dec-13	0.00	7,156.38	1,581,889.60	39.76
30-Jun-14	0.00	7,188.90	1,589,078.50	39.94
31-Dec-14	0.00	7,221.57	1,596,300.06	40.12
30-Jun-15	0.00	7,254.39	1,603,554.45	40.30
31-Dec-15	0.00	7,287.35	1,610,841.80	40.49
25-Apr-16	0.00	4,676.97	1,615,518.77	40.67

Projected Amount Payable at Retirement			1,615,518.77

Principal Amount: $1,000

Date	Payments	Interest Accrual	Adjusted Issue Price	Daily Accrual

30-Jun-12	0.00	1.62	1,001.62	0.0252
31-Dec-12	0.00	4.55	1,006.17	0.0253
30-Jun-13	0.00	4.57	1,010.74	0.0254
31-Dec-13	0.00	4.59	1,015.33	0.0255
30-Jun-14	0.00	4.61	1,019.95	0.0256
31-Dec-14	0.00	4.64	1,024.58	0.0258
30-Jun-15	0.00	4.66	1,029.24	0.0259
31-Dec-15	0.00	4.68	1,033.92	0.0260
25-Apr-16	0.00	3.00	1,036.92	0.0261

Projected Amount Payable at Retirement			1,036.92

*The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 0.9089% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

Credit Suisse